Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Advanced Series Trust:

We consent to the use of our reports, dated February 22, 2019, with respect to the statements of assets and liabilities of AST Advanced Strategies Portfolio, AST Balanced Asset Allocation Portfolio, AST BlackRock Global Strategies Portfolio, AST BlackRock/Loomis Sayles Bond Portfolio, AST BlackRock Low Duration Bond Portfolio, AST Fidelity Institutional AM Quantitative Portfolio (formerly known as AST FI Pyramis Quantitative Portfolio), AST Preservation Asset Allocation Portfolio, AST Prudential Growth Allocation Portfolio, AST AllianzGI World Trends Portfolio (formerly known as AST RCM World Trends Portfolio), and AST T. Rowe Price Asset Allocation Portfolio (ten of the portfolios comprising Advanced Series Trust), including their respective schedules of investments, as of December 31, 2018, and their respective related statements of operations for the year then ended, statements of changes in net assets for each of the years in the two-year period then ended, statement of cash flows for AST BlackRock/Loomis Sayles Bond Portfolio for the year then ended, and financial highlights for each of the years in the five-year period then ended, incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

New York, New York

April 15, 2019